Exhibit 99.1

etrials Worldwide Announces First Quarter Financial Results

Morrisville, NC – May 8, 2008 – etrials Worldwide, Inc. (Nasdaq: ETWC), a leading provider of adaptive eClinical software and services that optimize clinical trial management by turning data into intelligence and shortening the pathway to an actionable study endpoint, announced financial results for the three months ended March 31, 2008.

First Quarter Highlights
•	New project bookings of $4.8 million
•	16 new contracts: 12 with 7 existing customers, 4 with 2 new customers
•	35 active clients and 124 active projects
•	Net new project bookings of $4.7 million (New contract bookings less cancellations)

First Quarter 2008 Results
Net service revenue was $3.7 million for the first quarter of 2008 versus $4.1 million reported during the first quarter of 2007. Cost of services was $2.6 million versus $2.2 million in the comparable period a year ago due primarily to increased investment in personnel, operational effectiveness, and process improvements. Gross margin in the quarter was 30% compared to gross margin of 47% a year ago. The declines in net service revenue and gross margin were due to delayed new project starts which reduced revenue by approximately $1.0 million. Revenues from these projects are expected to be recognized over the course of the year. Sales and marketing expenses decreased to $1.1 million from $1.2 million in the first quarter of 2007 reflecting our decision to spend less on mass marketing and communication activities, and more on direct sales to build the pipeline of identified sales opportunities. Research and development costs were $0.6 million compared to $0.4 million in the first quarter of 2007, reflecting the engagement of outside contractors to accelerate the development of automation tools. General and administrative costs were essentially flat at $1.5 million.

Net loss for the first quarter of 2008 was $2.0 million, or $0.19 per share, versus a net loss of $0.9 million or $0.09 per share, in the first quarter of 2007. Results for the first quarter ended March 31, 2008 include approximately $315,000 in non-cash stock-based compensation expense compared to approximately $257,000 in the first quarter ended March 31, 2007.

New project bookings for the first quarter of 2008 totaled $4.8 million compared to $6.6 million in the first quarter of 2007 and $7.0 million in the fourth quarter of 2007. Net new project bookings were $4.7 million in the first quarter of 2008 compared to $6.2 million in the first quarter a year ago and compared to $5.4 million in the fourth quarter of 2007.

“Despite the delayed project starts, which caused approximately $1.0 million in revenue to be pushed out to later quarters in 2008, we continue to increase studies with existing clients and add new clients. Our qualified pipeline is up nearly 50%; our close rates nearly doubled over last year; and we closed a number of multi-product solution sales with both new and existing clients. The sales metrics we follow are improving and we are where we planned to be at this stage of our sales re-engineering efforts,” said Chip Jennings, president and chief executive officer.

Financial Position and Backlog

The company reported $20.3 million in backlog as of March 31, 2008 as compared with $19.8 million on March 31, 2007and $19.2 million on December 31, 2007. Our backlog includes both projects covered by signed contracts or work orders and projects for which we have received written confirmation that the customer has decided to award a project contract or work order.  The increase in backlog from December 31, 2007 reflects reductions in cancellations and revenue recognized. As previously reported, project cancellations are a normal part of the clinical trial industry, and backlog is materially impacted by multiple elements including new project bookings, scope changes, the timing of revenue recognition, and cancellations.

As of March 31, 2008, the company’s balance sheet reflected total assets of $31.6 million, with cash, cash equivalents, and short-term investments of $14.5 million, working capital of $13.7 million, and stockholders’ equity of $23.7 million. The company did not repurchase any common stock during the first quarter of 2007 under the $1.0 million share buyback program announced in November, 2007.

Outlook
“The eClinical market is beginning to recognize the incremental value created by a multi-product, integrated product suite and demand for etrials’ solutions continues to grow. The steps we are taking to reformulate etrials’ strategy, focus on the mid-tier market, and improve operations position us to capture an increasing share of this growing demand,” concluded Jennings. “We intend to continue to drive sales metrics, with the aim of growing bookings and backlog through the balance of the year and entering 2009 ready to accelerate revenue growth and cross over to profitability.”

Growth in revenues and profitability will depend on many factors, including the timing of new project bookings, cancellations and new project start-ups.

Conference Call
Management will conduct a conference call at 4:30 p.m. Eastern today.  During the call, Chip Jennings, chief executive officer, and James Clark, chief financial officer, will discuss the company’s quarterly and fiscal year performance and financial results.  To participate in the live call by telephone, please dial 800.480.2207, or, for international callers, please dial 706.643.7866 and reference ID number 46471400.  Those interested in listening to the conference call live via the Internet may do so by visiting the company’s web site at www.etrials.com.  Please go to the web site 15 minutes prior to the scheduled start to register, download and install any necessary audio software. A web cast audio replay and a telephone audio replay will also be available for two weeks by dialing 800.642.1687 from the US or 706.645.9291 for international callers and entering conference ID number 46471400.when prompted.

About etrials(R)
etrials Worldwide, Inc. (Nasdaq: ETWC) a leading provider of eClinical software and services to pharmaceutical, biotechnology, medical device, and contract research organizations offers adaptive, Web-based tools that work together to coordinate data capture, logistics, patient interaction and trial management – turning data into intelligence and shortening the pathway to an actionable study endpoint. etrials is one of the only top-tier solution providers that offers electronic data capture (EDC), interactive voice and Web response (IVR/IWR), electronic patient diaries (eDiary) as part of a flexible and integrated software-as-a-service (SaaS) platform or as individual solutions to capture high quality data from multiple pivot points to enable real-time access for perfectly informed decision-making. As an experienced leader, etrials has facilitated over 900 trials involving more than 400,000 patients in 60 countries; and has participated in 33 studies used for new drug applications. To learn more visit us at www.etrials.com. etwcf

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding future performance targets by the Company, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for clinical trials by existing clients, utilization of our software and services by clients to a lesser degree than is currently expected and terminations of existing projects, all of which are possible because our client agreements do not generally have minimum volume guarantees and can be terminated without penalty by clients, and failure to secure new project bookings at the rate management currently targets.  More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including in the Risk Factors section of the Form 10-KSB filed with the Securities and Exchange Commission on March 10, 2008.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

etrials® is the registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners and are used with permission.

SOURCE: etrials Worldwide, Inc.

Contacts:
Investors: Lippert/Heilshorn & Associates Jody Burfening/Amy Gibbons 212-838-3777 agibbons@lhai.com	Media: etrials Worldwide, Inc. Chris Sakell 919-653-3658 Chris.Sakell@etrials.com etrials Worldwide, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net service revenues	$3,708,209	$4,077,008
Reimbursable out-of-pocket revenues	587,632	644,847
Total revenues	4,295,841	4,721,855

Costs and expenses:
Costs of revenues	2,581,653	2,176,303
Reimbursable out-of-pocket expenses	587,632	644,847
Sales and marketing	1,146,426	1,171,885
General and administrative	1,451,048	1,472,475
Research and development	645,903	418,179
Amortization of intangible assets	-	11,398
Total costs and expenses	6,412,662	5,895,087
Operating loss	(2,116,821)	(1,173,232)

Other income, net	79,337	233,075

Net loss	$(2,037,484)	$(940,157)

Loss per common share:
Basic and diluted net loss per share
attributable to common stockholders	$(0.19)	$(0.09)
Basic and diluted weighted average
common shares outstanding	10,973,575	10,729,884

etrials Worldwide, Inc.
Condensed Consolidated Balance Sheets

	March 31	December 31
	2008	2007
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$14,491,685	$15,241,034
Other current assets	6,866,632	6,195,160
Total current assets	21,358,317	21,436,194
Other assets	10,200,114	10,146,337

Total assets	$31,558,431	$31,582,531

Liabilities and Stockholders' Equity
Current liabilities	$7,657,491	$5,915,500
Long-term liabilities	225,711	274,293
Total liabilities	7,883,202	6,189,793

Stockholders' equity	23,675,229	25,392,738

Total liabilities and stockholders' equity	$31,558,431	$31,582,531